Exhibit 10.1

JOINT DEVELOPMENT AGREEMENT
Gunsmoke Prospect
Ford County, Kansas

This Joint Development Agreement (“JDA”) is made by and between Eagle Oil & Gas Co. (“Eagle”), and Eagle Dodge City Partners, LP (“EDC”), each of whose address is 5950 Berkshire Lane, Suite 1100, Dallas, Texas 75225-5854 (collectively, the “Eagle Group”), and Stratex Oil & Gas Holdings, Inc. (“Stratex”), whose address is 30 Echo Lake Road, Watertown, Connecticut 06795. The Eagle Group and Stratex may each be referred to individually as a “Party” and, collectively, as the “Parties.”

In consideration of the mutual covenants in this JDA, the Parties agree as follows:

ARTICLE I
Definitions

In addition to the terms defined in the introductory paragraph and the Recitals of this JDA, for purposes hereof, the capitalized expressions and terms set forth below shall have the meanings set forth therein, unless expressly indicated otherwise. Other terms may be defined elsewhere in this JDA and shall, for purposes hereof, have the meanings so specified, unless expressly indicated otherwise.

1.01	“Acreage Consideration” is defined in Section 3.02.
1.02	“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.
1.03	“A.F.E.” means authority for expenditure.
1.04	“After First Sales Cost Interest” and “After First Sales Revenue Interest” means 50% as to Eagle Group and 50% as to Stratex.
1.05	“Before First Sales Cost Interest” and “Before First Sales Revenue Interest” means 75% as to Stratex and 25% as to Eagle Group.
1.06	“Closing Date” means on or before September 15, 2014.
1.07	“Complete” or “Completion” means the operations necessary to complete a well drilled hereunder as a well capable of producing Hydrocarbons, including the performance of all necessary hydraulic fracturing and other formation stimulation operations therein. A Hydrocarbon well shall be deemed to have been “Completed” on the date reported to the state Governmental Authority having jurisdiction by the operator.

1.08	“Contract Depth” means 6,000 feet sub-surface or 250 feet beneath the Top of the Mississippian Lime Formation, whichever is the lesser depth.
1.09	“Conveyance” is defined in Section 5.01(a).
1.10	“Defensible Title” means, subject to Permitted Encumbrances, record title free and clear of Liens and that is otherwise free from reasonable doubt as to matters of law and fact, such that a prudent operator of oil and gas properties, advised of the facts and their legal significance, would willingly accept such title.
1.11	“Drilling Costs” means the amounts set forth in the column entitled “Drilling” on an A.F.E. prepared for the drilling of a Hydrocarbon well. Drilling Costs shall include all costs of drilling the relevant well to its total vertical depth, conducting all necessary logging, testing, and coring therein prior to a decision regarding whether to attempt to Complete such well, and plugging and abandoning such well as a dry hole (including costs of surface restoration of the drillsite premises). Drilling shall not include the costs of Completing such well and equipping it for production.
1.12	“Drilling Unit” means an area of land in the Gunsmoke Prospect comprised as near as reasonably possible of forty (40) acres in the form of a square upon which the Parties expect to drill a well in search of Hydrocarbons under this JDA and the JOA.
1.13	“Earning Well” means each of the first sixteen (16) vertical Hydrocarbon wells located on lands within the Gunsmoke Project in which Stratex elects to participate following the drilling and Completion of the Obligation Wells.
1.14	“First Sales” means the first point in time when an Obligation Well or Earning Well has been Completed for production and is flowing oil or other liquid Hydrocarbons into a tank battery or gas into a gas pipeline to a gas gatherer or a purchaser of production.
1.15	“Governmental Authority” means any governmental or quasi-governmental federal, state, provincial, county, city, or other political subdivision of the United States, any foreign country, or any department, bureau, agency, commission, court, or other statutory or regulatory body or instrumentality thereof.
1.16	“Gunsmoke Prospect” means the area of land outlined in red on the attached Exhibit “A”.
1.17	“Hydrocarbons” means all crude oil, natural gas, condensate, and other liquid or gaseous hydrocarbons, the right to explore for which, or an interest in which, is granted pursuant to an Initial Prospect Lease or a New Prospect Lease.
1.18	“Initial Prospect Leases” means the oil and gas leases described on Exhibit “B”.
1.19	“JOA” means a joint operating agreement prepared on the form attached to this JDA as Exhibit “C”.
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1.20	“Laws” means all constitutions, treaties, laws, statutes, ordinances, rules, regulations, orders, and decrees of the United States, any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction.
1.21	“Liens” means any mortgage, deed of trust, pledge, security interest, lien, or charge of any kind (including any agreement to grant any of the foregoing), any conditional sale or title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
1.22	“Net Leasehold Acres” means, as to each Initial Prospect Lease, the product obtained by multiplying (a) the number of surface acres in each parcel or tract of land covered by such Initial Prospect Lease, by (b) the undivided fee mineral interest in each such parcel or tract of land owned by the lessor(s) under such Initial Prospect Lease, by (c) the working interest of Eagle Group in such Initial Prospect Lease.
1.23	“New Prospect Leases” means oil and gas leases, options for leases, and farmout or similar agreements relating to the earning or other acquisition of oil and gas leases or interests therein, including any existing wells and equipment thereon, if any, located on lands within the Gunsmoke Prospect and acquired by a Party or an Affiliate of a Party during the Term.
1.24	“Obligation Wells” means the initial four (4) vertical Hydrocarbon wells to be drilled by the Parties at the locations shown on the plat(s) attached hereto as Exhibit “E”.
1.25	“Permitted Encumbrances” means
(a)	the terms of the Initial Prospect Leases and the JOA;
(b)	liens for taxes or assessments not yet delinquent or, if delinquent, those taxes or assessments that are being contested in good faith by proceedings diligently conducted in the ordinary course of business;
(c)	all easements, rights of way, and other rights to use the surface affecting or pertaining to any of the Initial Prospect Leases; and
(d)	lease burdens existing and of record on the Closing Date that do not cause the net revenue interest of an Initial Prospect Lease to fall below 78% (based on a working interest of 100%), proportionately reduced to the working interest in the relevant Initial Prospect Lease actually owned by the relevant Party.
1.26	“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority, or any other form of entity.
1.27	“Pre-Completion Additional Operations” means, with respect to an Obligation Well or Earning Well, any deepening, sidetracking, plugging back, or other operation performed in such well prior to the Completion thereof.
1.28	“Production Taxes” means any and all severance, production, gathering, Btu or gas, transportation, gross receipts, utility, excise, and other similar taxes (other than income taxes) relating to the production, gathering, or transportation of Hydrocarbons, or increases therein, and any interest or penalties thereon.
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1.29	“Responding Parties” is defined in Article VII.
1.30	“Sale Notice” is defined in Article VII.
1.31	“Selling Party” is defined in Article VII.
1.32	“Subsequent Well” means any Hydrocarbon well drilled by a Party at a location within the Gunsmoke Prospect following the drilling and Completion of the four (4) Obligation Wells and the sixteen (16) Earning Wells.
1.33	“Tag-Along Rights” is defined in Article VII.
1.34	“Term” is defined in Section 8.01.
1.35	“Top of the Mississippian Lime Formation” means the stratigraphic equivalent of 5,182’ measured depth in the Vincent Oil Sandyland #1-27, Section 27, Township 28S, Range 23W, Ford County, Kansas.
1.36	“Transaction” is defined in Article VII.

ARTICLE II
Obligation Wells

2.01	Drilling of Four Obligation Wells. Eagle shall use commercially reasonable efforts to commence the actual drilling of the first Obligation Well no later than December 1, 2014, if the Closing occurs on or before September 1, 2014. If the Closing does not occur on or before September 1, 2014, Eagle shall use commercially reasonable efforts to commence the actual drilling of the first Obligation Well no later than ninety (90) days after the actual date on which the Closing occurs. Not sooner than thirty (30) days prior to the commencement of actual drilling operations in the first Obligation Well, Eagle shall provide to Stratex A.F.E.s setting forth the estimated Drilling Costs and Completion costs for each of the four (4) Obligation Wells. Within ten (10) days of its receipt of the drilling notice for the first Obligation Well and the A.F.E.s for all four (4) Obligation Wells, Stratex shall pay to Eagle Stratex’s Before First Sales Cost Interest share of the estimated Drilling Costs set forth on the A.F.E.s for all four (4) Obligation Wells. If Stratex fails to pay, in a timely manner as provided in this Section 2.01, its Before First Sales Cost Interest share of the estimated Drilling Costs for all four (4) Obligation Wells, Stratex shall forfeit all right to participate in the development of the Gunsmoke Prospect, and this JDA shall terminate. If Stratex pays in full its Before First Sales Cost Interest share of the estimated Drilling Costs of the four (4) Obligation Wells in a timely manner as provided in this Section 2.01, Eagle shall commence the actual drilling of the second Obligation Well as soon as is reasonably possible following Eagle’s release of the drilling rig from the location of the first Obligation Well. Similarly, Eagle shall commence the actual drilling of the third Obligation Well as soon as is reasonably possible following Eagle’s release of the drilling rig from the location of the second Obligation Well, and shall commence the actual drilling of the final Obligation Well as soon as is reasonably possible following Eagle’s release of the drilling rig from the location of the third Obligation Well.
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2.02	Obligation Well Operations.
(a)	Eagle or its Affiliate will serve as operator of the Obligation Wells. Eagle shall drill each Obligation Well as a vertical Hydrocarbon well and shall use reasonable efforts to drill each Obligation Well to the Contract Depth. Eagle shall conduct all operations in the Obligation Wells with due diligence in accordance with the standards, terms, and provisions of the JOA and applicable Laws. Eagle shall not, however, be obligated to commence the actual drilling of any Obligation Well unless and until Stratex has first paid to Eagle Stratex’s Before First Sales Cost Interest share of the estimated Drilling Costs for all four (4) Obligation Wells as set forth in Section 2.01, above.
(b)	The decision whether to conduct Pre-Completion Additional Operations in an Obligation Well prior to the initial Completion thereof, including the rights of the Parties to elect whether to participate in such a Pre-Completion Additional Operation and the consequences to a Party of an election not to participate therein, shall be governed by Article VI.B of the JOA. In like manner, the decision whether to attempt to Complete, or to plug and abandon as a dry hole, an Obligation Well, including the rights of the Parties to elect whether to participate in a Completion attempt proposed for such Obligation Well and the consequences to a Party of an election not to participate therein, shall be governed by the terms of, respectively, Article VI.C or Article VI.E.1 of the JOA.
2.03	Substitute Wells. If, during the drilling of an Obligation Well, Eagle should encounter an impenetrable substance, a condition in the hole, or a mechanical problem which renders the further drilling of the Obligation Well impossible or impractical, Eagle shall provide to Stratex prompt written notice of such fact, and Eagle shall plug and abandon the Obligation Well in strict compliance with all applicable Laws and lease requirements and may, within thirty (30) days of the plugging and abandonment thereof, commence operations for the drilling of a substitute well at a legal location within the same Drilling Unit as the Obligation Well for which it is a substitute. If drilled, Eagle shall provide to Stratex written notice of such decision, together with a plat showing the location of the substitute well and an A.F.E. showing the estimated Drilling Costs and Completion costs with respect thereto. Thereafter, the substitute well shall be drilled according to the same terms and conditions provided for the Obligation Well for which it is in substitution and shall be deemed for all purposes to be that Obligation Well, and all costs and revenues for such substitute well shall be borne and shared, respectively, by each Party as though such substitute well were the Obligation Well for which it is in substitution.
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2.04	Allocation of Costs and Revenues for Obligation Wells.
(a)	All costs and expenses incurred in connection with each Obligation Well prior to First Sales (including all Drilling Costs, costs of Pre-Completion Additional Operations, Completion costs, and costs to operate such Obligation Well prior to the First Sales) shall be borne by the Parties according to their respective Before First Sales Cost Interests, subject to the terms of this Article II. All costs and expenses incurred in connection with each Obligation Well after First Sales shall be borne by the Parties according to their respective After First Sales Cost Interests, subject to the terms of this Article II.
(b)	All proceeds from the sale of Hydrocarbons produced from each Obligation Well, net of lessor’s royalties, overriding royalties, and other lease burdens and applicable Production Taxes, shall be shared by the Parties according to their respective After First Sales Revenue Interests, subject to the terms of this Article II.

ARTICLE III
Earning Wells

3.01	Earning Wells.
(a)	Following the Completion or plugging and abandonment of all four (4) Obligation Wells, any Party shall have the right to propose the drilling of an Earning Well within the Gunsmoke Prospect.
(b)	All operations in connection with the sixteen (16) Earning Wells, including the proposal to drill such an Earning Well, the proposals whether to Complete or plug and abandon such Earning Well, the rights of the Parties to elect whether to participate in any such proposed operation, and the consequences of an election not to participate therein, shall be governed by the terms of the JOA, except to the extent that an issue relating to such an operation is expressly covered by this JDA, in which case this JDA shall govern and control.
(c)	Eagle or its Affiliate will serve as operator of the Earning Wells. Eagle shall drill all sixteen (16) Earning Wells as vertical Hydrocarbon wells and shall use reasonable efforts to drill each Earning Well to the Contract Depth. Eagle shall conduct all operations in the Earning Wells with due diligence in accordance with the standards, terms, and provisions of the JOA and applicable Laws.
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3.02	Stratex’s Participation in Earning Wells. If Stratex elects to participate in the drilling of an Earning Well proposed hereunder, it shall elect to do so by, within thirty (30) days of the date of Stratex’s receipt from Eagle of the drilling proposal and the A.F.E. for the proposed Earning Well: (1) paying to EDC an amount equal to (a) $250, multiplied by (b) the number of Net Leasehold Acres covered by the Initial Prospect Lease(s) upon which such Earning Well is to be drilled (up to a maximum of 160 Net Leasehold Acres), LESS any acres in which Stratex has already earned an interest hereunder, multiplied by (c) twenty five percent (25%) (“Acreage Consideration”); and (2) paying to Eagle Stratex’s Before First Sales Cost Interest share of the estimated Drilling Costs of such Earning Well as set forth in the A.F.E. included with the applicable drilling proposal. For purposes of illustration only, assuming that the Initial Prospect Leases on which an Earning Well is to be located contain 150 Net Leasehold Acres and include the Drilling Unit for an Obligation Well in which Stratex has previously earned an assignment of interest hereunder, the Acreage Consideration to be paid by Stratex to EDC with respect to the Earning Well shall be $250, multiplied by 110 Net Leasehold Acres (150 Net Lease Acres – the 40-acre Drilling Unit for the relevant Obligation Well), multiplied by 25%, or $6,875. The failure of Stratex to pay in full, in a timely manner as provided in this Section 3.02, the full amount described in this Section 3.02 with respect to an Earning Well proposed hereunder shall be deemed to constitute Stratex’s election not to participate in such Earning Well. If Stratex fails timely to elect, or is deemed hereunder to have elected, not to participate in the drilling of the proposed Earning Well, and Eagle subsequently drills such well, Stratex shall earn no interest in such well or the Drilling Unit associated therewith, and such well shall not be considered an Earning Well for any purposes hereunder.
3.03	Well Drilled on New Prospect Lease. If an Earning Well is proposed on a New Prospect Lease, Stratex shall not be obligated to pay the Acreage Consideration set forth above in Section 3.02 with respect thereto. To participate in such a proposed Earning Well, Stratex must only pre-pay its Before First Sales Cost Interest share of the estimated Drilling Costs of the relevant Earning Well.
3.04	Allocation of Costs and Revenues for Earning Wells.
(a)	All costs and expenses incurred in connection with each Earning Well prior to First Sales (including all Drilling Costs, costs of Pre-Completion Additional Operations, Completion costs, and costs to operate such Earning Well prior to First Sales) shall be borne by the Parties according to their respective Before First Sales Cost Interests, subject to the terms of Article III. All costs and expenses incurred in connection with each Earning Well after First Sales shall be borne by the Parties according to their respective After First Sales Costs Interests, subject to the terms of this Article III.
(b)	All proceeds from the sale of Hydrocarbons produced from each Earning Well, net of lessor’s royalties, overriding royalties, and other lease burdens and applicable Production Taxes, shall be shared by the Parties according to their After First Sales Revenue Interests, subject to the terms of this JDA and the JOA.
3.05	No Obligation to Drill. Eagle shall not be obligated to drill any Earning Well unless and until Stratex has elected to participate in the drilling of such Earning Well and paid to Eagle all amounts it is required to pay with respect thereto as set forth in this Article III.
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ARTICLE IV
Subsequent Wells

4.01	Subsequent Wells.
(a)	Following the Completion or plugging and abandonment of all four (4) Obligation Wells and all sixteen (16) Earning Wells, any Party shall have the right to propose the drilling of Subsequent Wells.
(b)	All operations in connection with the Subsequent Wells, including the proposal to drill such a Subsequent Well, the proposals whether to Complete or plug and abandon such Subsequent Well, the rights of the Parties to elect whether to participate in any such proposed operation, and the consequences of an election not to participate therein, shall be governed by the terms of the JOA, except to the extent that an issue relating to such an operation is expressly covered by this JDA, in which case this JDA shall govern and control.
(c)	Eagle or its designee shall serve as the operator of all Subsequent Wells. Eagle shall conduct all operations in the Subsequent Wells with diligence in accordance with the standards, terms, and provisions of the JOA and applicable Laws.
4.02	Stratex’s Participation in Subsequent Wells. If Stratex elects to participate in the drilling of a Subsequent Well proposed by Eagle, it shall do so by, within thirty (30) days after Stratex’s receipt of the drilling proposal and the A.F.E. for the proposed Subsequent Well, paying to Eagle Stratex’s After First Sales Cost Interest share of the estimated Drilling Costs for such Subsequent Well as set forth in the A.F.E. included with the applicable drilling proposal. If Stratex proposes a Subsequent Well, Stratex shall, within thirty (30) days after the date of such proposal, pay to Eagle Stratex’s After First Sales Cost Interest share of the estimated Drilling Costs for such Subsequent Well as set forth in the A.F.E. included with the applicable drilling proposal. The failure of Stratex to pay in full, in a timely manner as provided in this Section 4.02, the full amount described in this Section 4.02 with respect to a Subsequent Well proposed hereunder shall be deemed to constitute Stratex’s election not to participate in the relevant Subsequent Well.
4.03	Allocation of Costs and Revenues for Subsequent Wells.
(a)	All costs and expenses incurred in connection with all Subsequent Wells shall be borne by the Parties according to their respective After First Sales Cost Interests, subject to the terms of this Article IV.
(b)	All proceeds from the sale of Hydrocarbons produced from each Subsequent Well, net of lessor’s royalties, overriding royalties, and other lease burdens and applicable Production Taxes, shall be shared by the Parties according to their respective After First Sales Revenue Interests, subject to the terms of this Article IV.
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4.04	No Obligation to Drill. Eagle shall not be obligated to drill any Subsequent Well unless and until Stratex has elected to participate in the drilling of such Subsequent Well and paid to Eagle its After First Sales Costs Interest share of estimated Drilling Costs for such Subsequent Well as set forth in Section 4.02, above.

ARTICLE V
Oil and Gas Leases

5.01	Assignments of Interest.
(a)	Upon the Completion or plugging and abandonment of each Obligation Well (or an applicable substitute well), EDC shall assign to Stratex an undivided working interest equal to Stratex’s After First Sales Revenue Interest in and to the Initial Prospect Leases, BUT ONLY to the extent that the Initial Prospect Leases cover and include the Drilling Unit associated with such Obligation Well, pursuant to an assignment, bill of sale, and conveyance substantially in the form attached as Exhibit “D” to this JDA (the “Conveyance”), delivering a net revenue interest of seventy-eight percent (78%) (based on a working interest of 100%), proportionately reduced to the working interest in the relevant Initial Prospect Leases being conveyed to Stratex.
(b)	Upon the Completion or plugging and abandonment of each of the first five (5) Earning Wells in which Stratex has elected to participate and as to which Stratex has paid all amounts it is obligated to pay with respect thereto under Article III, EDC shall assign to Stratex an undivided working interest equal to Stratex’s After First Sales Revenue Interest in and to the Initial Prospect Leases, BUT ONLY to the extent of the Drilling Unit associated with such Earning Well, pursuant to an assignment, bill of sale, and conveyance substantially in the form of the Conveyance, delivering a net revenue interest of seventy-eight percent (78%) (based on a working interest of 100%), proportionately reduced to the working interest in the relevant Initial Prospect Leases being conveyed to Stratex.
(c)	Upon the Completion or plugging and abandonment of the sixth (6th) Earning Well in which Stratex has elected to participate and as to which Stratex has paid all amounts it is obligated to pay with respect thereto under Article III, EDC shall assign to Stratex: (1) an undivided working interest equal to Stratex’s After First Sales Revenue Interest in and to the Initial Prospect Leases, BUT ONLY to the extent of the Drilling Unit associated with such sixth (6th) Earning Well; and (2) an undivided twenty five percent (25%) working interest in and to the Initial Prospect Leases to the extent that they cover lands outside of the Drilling Units for the Obligation Wells and Earning Wells (if any) in which Stratex has already been assigned an interest. Such assignments shall be made pursuant to an assignment, bill of sale, and conveyance substantially in the form of the Conveyance, and shall deliver a net revenue interest of seventy-eight percent (78%) (based on a working interest of 100%), proportionately reduced to the working interest in the relevant Initial Prospect Leases being conveyed to Stratex.
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(d)	Upon the Completion or plugging and abandonment of each of the seventh (7th) through the fifteenth (15th) Earning Wells in which Stratex has elected to participate and as to which Stratex has paid all amounts it is obligated to pay with respect thereto under Article III, EDC shall assign to Stratex sufficient working interest in and to the Initial Prospect Leases, BUT ONLY to the extent of the Drilling Unit associated with such Earning Well, such that Stratex shall own an undivided working interest therein equal to its After First Sales Revenue Interest in such Drilling Unit. Such assignment shall be made pursuant to an assignment, bill of sale, and conveyance substantially in the form of the Conveyance, delivering a net revenue interest of seventy-eight percent (78%) (based on a working interest of 100%), proportionately reduced to the working interest in the relevant Initial Prospect Leases being conveyed to Stratex.
(e)	Upon the Completion or plugging and abandonment of the sixteenth (16th) and final Earning Well in which Stratex has elected to participate and as to which Stratex has paid all amounts it is obligated to pay with respect thereto under Article III, EDC shall assign to Stratex: (1) sufficient working interest in and to the Initial Prospect Leases, BUT ONLY to the extent of the Drilling Unit associated with such sixteenth Earning Well, such that Stratex shall own an undivided working interest therein equal to its After First Sales Revenue Interest in such Drilling Unit; and (2) sufficient working interest in and to the Initial Prospect Leases to the extent that they cover lands outside of the Drilling Units for the Obligation Wells and Earning Wells (if any) in which Stratex has already been assigned an interest, such that Stratex shall own an undivided working interest equal to its After First Sales Revenue Interest in all Initial Prospect Leases. Such assignment shall be made pursuant to an assignment, bill of sale, and conveyance substantially in the form of the Conveyance, delivering a net revenue interest of seventy-eight percent (78%) (based on a working interest of 100%), proportionately reduced to the working interest in the relevant Initial Prospect Leases being conveyed to Stratex.
(f)	The provisions of this Section 5.01 shall not apply in the cases of Earning Wells located on New Prospect Leases, as to which Stratex will already have received an assignment of interest under Article VI. The assignment obligations set forth in Article V shall apply only to those Initial Prospect Leases that have not expired as of the date on which Eagle is obligated to assign an interest therein to Stratex.
5.02	Title Matters. If Stratex discovers, within six (6) months after the assignment of any interest in and to the Initial Prospect Leases pursuant to Section 5.01, that Eagle Group does not have Defensible Title to at least an undivided fifty percent (50%) working interest and an undivided 78% net revenue interest (based on a 100% working interest) in the portion of the Initial Prospect Leases so assigned, Eagle Group will refund to Stratex that portion of the Acreage Consideration actually paid by Stratex pursuant to Article III which corresponds to the interest as to which title failed; provided, however, that if such a title failure relates to the Drilling Unit for an Obligation Well, as to which Stratex is not obligated to pay Acreage Consideration hereunder, Eagle Group shall nonetheless pay to Stratex an amount equal to the Acreage Consideration calculated for the portion of the relevant Drilling Unit as to which title failed. Notwithstanding the foregoing, all title failures shall be borne by Eagle Group to the extent such failures affect the Eagle Group’s ownership share of the applicable interest. No refund shall be due hereunder if a title failure does not exceed the Eagle Group’s ownership share. Other than the special warranty of title contained in the Conveyance, the foregoing refund opportunity will be the sole remedy if the title to any of the Initial Prospect Leases delivered to Stratex that is less than Defensible Title.
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ARTICLE VI
Area of Mutual Interest

If any Party or any Affiliate of a Party acquires or seeks to acquire any New Prospect Lease in the Gunsmoke Prospect during the Term, the Party or Affiliate of a Party acquiring the New Prospect Lease shall, not later than fifteen (15) days after the time it acquires title to the New Prospect Lease, notify the other Parties of the acquisition, in writing, which notification shall include copies of the New Prospect Lease and all instruments of conveyance, paid drafts or checks, all other relevant available information concerning the acquisition, a detailed statement of all third Person out-of-pocket costs relevant thereto, the A.F.E. for any Hydrocarbon well required to be drilled as a condition to earning, title information, leasehold and other burdens, and drafts of all documents necessary to effect an assignment of interest in the New Prospect Lease to the non-acquiring Parties. Each non-acquiring Party shall then have twenty (20) days from its receipt of such notice within which to elect whether to acquire an undivided working interest equal to its After First Sales Revenue Interest in and to such offered New Prospect Lease. Each non-acquiring Party electing to participate in the acquisition shall pay to the acquiring Party, after receipt of an invoice therefor, its After First Sales Cost Interest share of all lease bonuses, purchase price, option payments, and other consideration paid or obligations assumed by the acquiring Party in connection with such New Prospect Lease. The failure of any non-acquiring Party to pay to the acquiring Party, in full and in a timely manner as provided in this Article VI, the amounts owed by such non-acquiring Party under this Article VI with respect to such New Prospect Lease shall result in an automatic forfeiture of the non-acquiring Party’s rights in the acquisition and shall be an election by the non-acquiring Party not to participate in the acquisition. Within five (5) days of a non-acquiring Party’s election to participate in an acquisition pursuant to this Article VI and its payment of all amounts owed by such non-acquiring Party under this Article VI with respect to the relevant New Prospect Lease, the acquiring Party shall execute an assignment of interest in the relevant New Prospect Lease in substantially the form of Conveyance to the non-acquiring Parties electing to so participate. No assignment of interest shall be made, however, unless the non-acquiring Parties electing to participate have paid to the acquiring Party all amounts owed by such non-acquiring Parties under this Article VI with respect to the relevant New Prospect Lease. All assignments of interests in New Prospect Leases shall convey the net revenue interest obtained in the acquisition of the relevant New Prospect Lease. Any New Prospect Lease not acquired by all of the Parties having a right to acquire the same shall be owned by the acquiring Parties outside of the terms hereof, except that the interest shall be subject to a JOA between the acquiring Parties on the form attached as Exhibit “C”.

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ARTICLE VII
Tag-Along Sale

If a Party (“Selling Party”) should, at any time or from time to time, sell or convey more than fifty percent (50%) of its interest owned at that time in the Gunsmoke Prospect (“Transaction”), the other Parties (“Responding Parties”) will have the right to request the Selling Party to assist the Responding Parties in selling to the same buyer in a simultaneous transaction a like interest in the Gunsmoke Prospect under the same sale terms applicable to the Selling Party’s sale (“Tag-Along Rights”). The value attributed to Responding Parties’ interest in and to the Gunsmoke Prospect to be sold pursuant to its exercise of its Tag-Along Rights shall be equivalent to the value attributed to Selling Party’s interest in the Gunsmoke Prospect by the buyer in the Transaction. The Selling Party shall give written notice (the “Sale Notice”) of all of the terms and conditions of the Transaction to the Responding Parties not later than thirty (30) days prior to the date set for closing of the Transaction. The Responding Parties, having received the Sale Notice, shall make a written election whether to exercise their Tag-Along Rights with respect to the relevant Transaction within ten (10) days of receiving the Sale Notice. The failure of the Responding Parties to respond to a Sale Notice in a timely manner as provided in this Article VII shall constitute a waiver of any and all Tag-Along Rights of the Responding Parties with respect to such Transaction. If the Responding Parties exercise their Tag-Along Rights with respect to a Transaction, the Selling Party shall notify the prospective buyer of the Responding Parties’ interest and shall use reasonable commercial efforts to cooperate with and assist the Responding Parties in consummating a sale of the Responding Parties’ interest in the Gunsmoke Prospect in a transaction simultaneous with the Selling Party’s; provided, however, that the Selling Party shall have no obligation or liability to the Responding Parties if the Selling Party fails, for any reason, to consummate its proposed Transaction. If the Transaction subject to the Sale Notice is for less than all of the interest for sale by all Parties electing to sell, the total of the interests available for sale by all Parties electing to sell shall be reduced proportionately based on the Parties’ respective ownership interests offered for sale at the time of the Sale Notice. The rights provided for in this Article VII shall apply to asset sales to third Persons that are not Affiliates of the Selling Party and that do not own any interest in the Gunsmoke Prospect, and not to any transaction involving a sale of the equity interests in or merger of a Party.

ARTICLE VIII
Term

8.01	Term. The term of this JDA shall begin on the Closing Date and terminate on its third (3rd) anniversary (the “Term”); however, the term of the JOA shall continue according to its terms, notwithstanding the termination of this JDA.
8.02	Bankruptcy. If a petition for relief under Title 11 of the United States Code is filed by or against Stratex or any member of Eagle Group, and the termination of this JDA as to such Party is prevented by the United States Bankruptcy Court, this JDA shall remain in force and effect as to the Party which is subject to such proceedings until such Party has elected to assume or reject this JDA pursuant to Title 11 of the United States Code. An election to reject this JDA by such Party as a debtor in possession, or by a trustee in bankruptcy, shall be deemed to constitute a breach of this JDA, upon which this JDA shall terminate without further action by any other Party hereto.
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8.03	Consequences of Termination. Upon the termination of this JDA, the provisions of this Article VIII, Section 10.05, Section 10.07, Section 10.08, Section 10.09, and Section 10.19 shall survive such termination and remain in effect according to their respective terms. The termination of this JDA shall, in no event, affect the continued validity and effectiveness of the JOA, and the JOA shall survive the termination hereof and remain in effect for so long as provided in Article XIII thereof. No termination of this JDA shall relieve any Party of any unfulfilled liability or obligation of such Party that had accrued prior to such termination (including any obligation to make payment) or the consequences of any breach or default of any warranty or covenant contained in this JDA. All such obligations and liabilities shall survive such termination.

ARTICLE IX
JOA

Concurrently with the execution of this JDA, the Parties have executed the JOA, the Contract Area of which shall be the Drilling Unit associated with the first Obligation Well. As Stratex earns additional interests in and to the Initial Prospect Leases as subsequent Obligation Wells, Earning Wells, and Subsequent Wells are Completed, the Contract Area of the JOA shall be amended to include those Initial Prospect Leases and the lands covered thereby in which Stratex earns an interest. Additionally, the Contract Area of the JOA shall be amended to include those lands covered by any New Prospect Leases in which the non-acquiring Party elects to participate as set forth in Article VI, above.

ARTICLE X
Miscellaneous

10.01	Time. Time is of the essence with respect to all matters addressed herein.
10.02	Successors and Assigns. Subject to the terms of Article VII and the succeeding provisions of this Section 10.02, the terms and conditions of this JDA shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Notwithstanding the foregoing:
(a)	Neither Stratex nor Eagle Group may assign all or any portion of its rights and interests, or delegate any of its obligations and liabilities, under this JDA without the consent of the other Parties, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that the requirement for consent to assignment contained in this Section 10.02(a) shall not apply to: (i) the transfer or assignment by a Party of its rights and interests in, or the delegation by a Party of its obligations and liabilities under, this JDA to an Affiliate; or (ii) the granting by a Party of a deed of trust, mortgage, security agreement, collateral assignment, pledge, or other security instrument covering its rights and interests under this JDA or its interests in the Initial Prospect Leases and New Prospect Leases as security for indebtedness of such Party. In addition, if a Party sells or conveys all or a portion of its interests in the Initial Prospect Leases or New Prospect Leases, such Party shall assign to the transferee, in whole or in part to the extent of the interests in the Initial Prospect Leases or New Prospect Leases to be transferred, its rights and interests under this JDA. Such a transfer shall not be subject to the requirement for consent to assignment contained in this Section 10.02(a) if the transferee expressly agrees to be bound by the terms hereof and to assume, perform, and discharge, to the extent of the interests in this JDA thus assigned, the obligations and liabilities of the transferring Party hereunder.
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(b)	Upon the assumption by a permitted transferee of the obligations and liabilities of the transferring Party under this JDA, the transferee shall become primarily liable with respect to all of such assumed obligations that accrue after the effective date of the permitted transfer. If, however, the permitted transferee fails to perform any of the obligations thus assumed, the transferring Party shall remain liable for the performance thereof for a period of one (1) year after the effective date of such assignment.
(c)	The terms of this JDA shall constitute covenants running with the land with respect to the Initial Prospect Leases and the New Prospect Leases.
10.03	Waiver. Any waiver must be in writing and executed by the waiving Party, and no waiver of any provision of this JDA shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
10.04	Singular and Plural Terms. Whenever used herein, nouns in the singular may be made plural or plural made singular where appropriate.
10.05	Governing Law. This JDA shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflicts of laws.
10.06	Further Assurances. Each Party shall execute, acknowledge and deliver to the others such further documents and take such other action, as may be necessary in order to carry out the purposes of this JDA.
10.07	Confidentiality. Each Party agrees to keep the terms of this JDA confidential and not to disclose the terms hereof to any third Person without the prior written consent of the other Party; provided, however, that each Party shall have the right to disclose the terms of this JDA to: (a) an Affiliate of such Party (or the shareholders, members, or partners of such Party or its Affiliate); (b) attorneys, accountants, engineers, financial advisors, and other consultants engaged by such Party where disclosure of such information is essential to such attorney’s, accountant’s, engineer’s, financial advisor’s, or consultant’s work for such Party; (c) prospective or actual contractors engaged by such Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party; (d) a bona fide prospective transferee of such Party’s interest in the Initial Prospect Leases or New Prospect Leases; (e) a bona fide prospective investor in such Party; and (f) a bank or other financial institution to the extent necessary to arrange for financing. The restrictions set forth in this Section 10.07, do not apply to any disclosures required under compulsion of judicial process or by Law or Governmental Authority to which a Party is subject; provided, however, that if disclosure is sought through judicial process or by a Governmental Authority, the Party from whom disclosure is sought shall promptly notify the other Party to provide the other Party the opportunity to participate in such proceedings and, if they so choose, to contest such disclosure at such other Party’s sole expense. This Section 10.07 shall survive the termination of this JDA for a period of one (1) year.
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10.08	Disclaimer. The Parties acknowledge that that Confidentiality and Non-Competition Agreement between Eagle and Stratex, dated January 29, 2014 and signed by Stratex on March 18, 2014 (“CA”), set forth an agreement by the Parties that Eagle had not (and would not) make any representations or warranties concerning the accuracy or completeness of the Evaluation Material, as such term is defined in the CA, and that neither Eagle nor any of its directors, officers, partners, employees, attorneys, representatives or agents shall have any liability to Stratex or its Representatives resulting from the use or any inaccuracy or incompleteness of the Evaluation Material. The Parties hereby agree that such agreement concerning the accuracy or completeness of the Evaluation Material, the lack of any liability resulting from the use of the Evaluation Material by Stratex or any inaccuracy or incompleteness of the Evaluation Material, and all associated definitions, are incorporated into this JDA for all purposes, and that the CA is otherwise terminated in all respects as of the Closing Date.
10.09	Notices. All notices required or permitted under this JDA shall be in writing and delivered in person, by overnight courier, by certified or registered mail, return receipt requested, or by facsimile, delivered or addressed to the persons and at the addresses as provided below. A notice shall be deemed given when received by the Party to whom it is directed. When a response to another Party is required, each Party’s response shall be in writing to the other Party.
ADDRESSES:
EAGLE OIL & GAS CO.
5950 Berkshire Lane, Suite 1100
Dallas, Texas 75225-5854
Telephone: (214) 369-1545
Fax: (214) 369-2217
Attn: Darrell S. Lohoefer

EAGLE DODGE CITY PARTNERS, LP
5950 Berkshire Lane, Suite 1100
Dallas, Texas 75225-5854
Telephone: (214) 369-1545
Fax: (214) 369-2217
Attn: Stan Laukhuf	STRATEX OIL & GAS HOLDINGS, INC.
30 Echo Lake Road
Watertown, Connecticut 06795
Telephone: (860) 604-1472
Attn:  Stephen P. Funk

With a copy to:
Jackson Walker L.L.P.
1401 McKinney, Suite 1900
Houston, Texas  77010
Attention:  Michael P. Pearson
Telephone:  (713) 752-4311
Fax: (713) 752-4221

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10.10	No Joint Venture. It is not the purpose of this JDA to create, and this JDA shall not be construed as creating, a joint venture, partnership, or other relation whereby any Party shall be liable for the acts, either of omission or commission, of any other Party. Furthermore, the respective rights and obligations of the Parties hereto shall, in all respects, be several and not joint, and shall be governed by the express provisions hereof.
10.11	Tax Partnership. Notwithstanding any other provision of this JDA to the contrary, the Parties agree that their relationship for purposes of U.S. federal and state income taxation shall be governed by the provisions of the “Agreement Concerning Election to be Taxed Pursuant to Subchapter K (Tax Partnership)” attached as Exhibit G to the Operating Agreement (the “Tax Partnership Agreement”). In the event of a conflict between the terms of the Tax Partnership Agreement and the terms of this JDA, the terms of the Tax Partnership Agreement shall govern and control.
10.12	Headings for Convenience. All captions, numbering sequences, and headings used in this JDA are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this JDA or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this JDA. References in this JDA to articles, sections, or exhibits are to such Articles, Sections, or Exhibits to this JDA unless otherwise specified.
10.13	Construction. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and the words “include”, “includes”, and “including” shall mean, in each case, “include, without limitation”, “includes, without limitation”, and “including, without limitation.” Specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.
10.14	Modification and Amendments. This JDA constitutes the entire understanding of the Parties with respect to the subject matter hereof. All prior agreements between the Parties, if any, concerning the transaction provided for by this JDA are superseded by this JDA. No amendment, modification or alteration of the terms shall be binding unless the same is in writing executed by all of the Parties.
10.15	Severance of Invalid Provisions. In case of a conflict between the provisions of this JDA and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this JDA. If, for any reason and for so long as, any clause or provision of this JDA is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this JDA shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this JDA as if this JDA had been executed with the invalid provisions eliminated. The surviving provisions of this JDA shall remain in full force and effect unless the removal of the invalid provisions destroys the legitimate purposes of this JDA, in which event this JDA shall no longer be of any force or effect. The Parties shall negotiate in good faith for any required modifications to this JDA required as a result of this provision.
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10.16	Binding Effect. This JDA shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns and shall constitute a covenant running with the lands covered by this JDA.
10.17	Counterparts: Facsimile Signature. The Parties may execute this JDA in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. Delivery of an executed counterpart signature page by facsimile or in PDF format by electronic mail is as effective as executing and delivering this JDA in the presence of the other Parties hereto.
10.18	Exhibits. Exhibits A, B, C, D, and E attached hereto are a part of this JDA for all purposes.
10.19	Waiver of Consequential, Exemplary or Punitive Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS JDA, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, CONDITION, OR PROVISION CONTAINED IN THIS JDA BY ANOTHER PARTY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND EXCEPT AS PROVIDED HEREINAFTER, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY OTHER DAMAGES FOR SUCH BREACH OR VIOLATION, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, UNLESS THE PARTY SEEKING REIMBURSEMENT FOR SUCH DAMAGES IS LEGALLY REQUIRED TO PAY SAME TO A THIRD PERSON.
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This JDA is executed to be effective as of the Closing Date.

EAGLE OIL & GAS CO.

By: /s/ Darrell S. Lohoefer
Printed Name: Darrell S. Lohoefer
Title: Chief Executive Officer

EAGLE DODGE CITY PARTNERS, LP
By: Eagle Dodge City GP, LLC, its general partner

By: /s/ Darrell S. Lohoefer
Printed Name: /s/ Darrell S. Lohoefer
Title: Manager

STRATEX OIL & GAS HOLDINGS, INC.

By: /s/ Stephen P. Funk

Stephen P. Funk
Chief Executive Officer

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